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Report of Independent Accountants

To the Board of Directors of Equity One, Inc.:

We have examined management's assertion about Equity One, Inc.'s (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of December 31,2006 and for the thirteen month period then ended (the "Reporting Period") included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards during the Reporting Period is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP
March 14, 2007

Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards

March 14, 2007

As of December 31, 2006 and for the thirteen months then ended (the "Reporting Period"), Equity One, Inc. (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (“USAP”) solely for purpose of servicing the residential mortgage loans underlying the Mortgage Pass-Through Certificate Series 1998-1, 1999-1, 2001-3, 2002-1, 2002-2, 2002-3, 2002-4, 2002-5, 2003-1, 2003-2, 2003-3, 2003-4, 2004-1, 2004-2, 2004-3, 2004-4, 2004-5, 2005-1, 2005-2, 2005-3, 2005-4, 2005-5, 2005-6, 2005-A, 2005-B, 2005-C, and 2005-D of Popular ABS, Inc. (f/k/a Equity One ABS, Inc.).

For the Reporting Period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $65,000,000 and $25,000,000, respectively.

Equity One, Inc.,
a Delaware corporation

By: /s/ Dennis J. Lauria
Name: Dennis J. Lauria
Title: Senior Vice President